EXHIBIT 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“First Amendment”) is made and entered into as of September 27, 2013, by and between NILE THERAPEUTICS, INC., a Delaware corporation (“Parent”), BOVET MERGER CORP., a Delaware corporation (“Merger Sub”) and CAPRICOR, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger and Reorganization dated July 7, 2013 (the “Agreement”).

WHEREAS, Parent, Merger Sub and the Company wish to amend the Agreement in the manner set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms used herein (including in the preamble and recitals above) but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.    Amendment to Article VI, Section 6.8(d). Section 6.8(d) of the Agreement shall be amended in its entirety to read as follows:

Section 6.8 (d): evidence of payment or other satisfaction in full (including releases) of any and all accrued liabilities and obligations of Parent and Merger Sub and any of their respective Subsidiaries through the Effective Time, including accounts payable (unless otherwise approved in writing by the Company) and all obligations to employees, professional advisors and other consultants (with the exception of obligations in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000), which obligations shall remain outstanding through the Effective Time), all on terms and conditions satisfactory to the Company.

3.    Addition to Article VI, Section 6.8 (k). The following shall be added as Section 6.8(k) to ARTICLE VI of the Agreement:

Section 6.8(k): evidence to the satisfaction of the Company that with respect to the warrants issued by Parent in conjunction with the Parent’s offer and sale of units of Parent Common Stock and warrants to purchase Parent Common Stock completed on April 4, 2012 (the “2012 Warrants”), one of the following shall have occurred: (i) each holder, or its permitted assignee, shall have exchanged its 2012 Warrants for Parent Common Stock on a 1:1 basis (which issuance of Parent Common Stock shall be deemed a Permitted Issuance for purposes of Section 4.3(b)(i) of this Agreement); or (ii) each holder of 2012 Warrants, or its permitted assignee, shall have waived its right to cause Parent to purchase its 2012 Warrants under Section 4(c) of the 2012 Warrants.

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4.    Addition to Article VI, Section 6.8 (l). The following shall be added as Section 6.8(l) to ARTICLE VI of the Agreement:

Section 6.8(l): delivery to the Company of all physical assets of Parent, including, without limitation, all computers, copiers, hard drives, flash drives and other equipment, supplies, records, documents, files, data, product, inventories, clinical trial records, research and development documentation, manufacturing records, corporate records and any other information or documentation, in whatever medium, in the possession of Parent or under Parent’s control, and all copies thereof, and further, the Company shall have received a certificate executed by the chief executive office and chief financial officer of Parent as to compliance with the conditions set forth in this Section 6.8(l).

5.    Amendment to Article VII, Section 7.1(d). Section 7.1(d) of the Agreement shall be amended in its entirety to read as follows:

Section 7.1(d): written notice by the Company to Parent or Parent to the Company, as the case may be, in the event the Closing has not occurred on or prior to November 15, 2013 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach, in each case under this Agreement or any other agreement contemplated by this Agreement, by the party seeking such termination;

6.    Captions. Captions used in this First Amendment are for convenience only and shall not affect the construction of this First Amendment.

7.    Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same First Amendment. Receipt by facsimile or other electronic transmission of any executed signature page to this First Amendment shall constitute effective delivery of such signature page.

8.    No Other Amendments. Except as set forth herein, the remainder of the Agreement shall remain in full force and effect, as written, and shall not be otherwise deemed modified.

Signature Page Follows

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Each of the undersigned has caused this First Amendment to be duly executed and delivered as of the date first above written.

PARENT:		MERGER SUB:

NILE THERAPEUTICS, INC.		BOVET MERGER CORP.

By:	/s/ Daron Evans	By:	/s/ Daron Evans

Name:	Daron Evans	Name:	Daron Evans

Title:	CFO	Title:	CFO

COMPANY:

CAPRICOR, INC.

By:	/s/ Linda Marbán

Name:	Linda Marbán

Title:	CEO

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